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                                                                    EXHIBIT 99.2

           Invivo Corporation Sells Assets of Lumidor Safety Products

PLEASANTON, Calif., June 3 - INVIVO CORPORATION (Nasdaq: SAFE) announced today that it has sold the assets of its wholly owned subsidiary Lumidor Safety Products to Zellweger Analytics, Inc. for an undisclosed cash amount. Lumidor Safety Products is a manufacturer of portable and fixed gas detection instrumentation for worker safety. Lumidor represented approximately 15% of Invivo Corporation's revenues for the first nine months of fiscal year 2002 excluding other discontinued operations. After giving effect to the sale of Lumidor, it is anticipated that Invivo Research, Invivo Corporation's medical device subsidiary, will represent approximately 96% of total revenues for Invivo Corporation.

"With the divestiture of Lumidor, we can now focus on Invivo Research, our growing medical device subsidiary," stated James B. Hawkins, President and CEO of Invivo Corporation. "Invivo Research revenues have grown at a rate of approximately 15% during the first nine months of fiscal 2002, and Invivo Research continues to be the market leader in vital sign monitoring in MRI (magnetic resonance imaging). With approximately $27 million in cash after this transaction, we're very excited with the opportunity to grow the business in the future," Hawkins added.

This press release contains forward-looking statements which are subject to safe harbors created under the U.S. federal securities laws. These forward-looking include among other things, statements related to the growth of Invivo Research and its position as a market leader, the ability to grow the business of Invivo Corporation, and the expected contribution by Invivo Research to Invivo Corporation's overall revenues going forward. Actual results may differ materially from those projected in these forward-looking statements due to a number of factors, including: whether investment in new products and expansion of Invivo Research would be successful, loss of significant customers of Invivo Research, the uncertain growth prospects for new markets, Invivo's dependence on a concentrated line of products, the effects of competitive products and pricing, economic and political conditions that may impact customers' ability to fund purchases of Invivo's products and services, product liability and product recall risks and other business factors. For information regarding these risks and other related risks, see the "Risk Factors" section of the Company's most recent Form 10-Q on file with the SEC on May 15, 2002. Invivo assumes no obligation to update any forward-looking information contained in this press release except as otherwise required by law.

Invivo Corporation's Invivo Research subsidiary designs, manufactures and markets monitoring systems that measure and display vital signs of patients in medical settings.